Exhibit 16

(LETTERHEAD OF TAUBER & BALSER, PC)

September 15, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on August 22, 2006, which is being filed by Video Display Corporation, herein, on September 15, 2006.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Tauber & Balser, PC

Cc:  Carolyn Howard, Audit Committee Chairperson